Homeland Holding Corporation
             First Amended and Restated Stock Option Agreement

                         (Non-Qualified Stock Option)


          This First Amended and Restated Stock Option Agreement ("Agreement") is made this 8th day of December, 1998, by and between Homeland Holding Corporation, a Delaware corporation ("Holding"), and David B. Clark, an officer and an employee of Holding (the "Holder"), with reference to the following circumstances:

          A. Holding and the Holder entered into a certain Stock Option Agreement dated June 1, 1998 (the "Prior Agreement"), whereby Holding granted to the Holder the right and option to purchase 30,000 shares of Common Stock, par value $0.01 per share ("Common Stock"), of Holding at a purchase price of $8 per share (the "Prior Option").

          B. The Holder continues to serve Holding and Homeland as President and Chief Executive Officer and the Board of Directors of Holding has determined that it is in the best interest of Holding and Homeland Stores, Inc. ("Homeland"), the wholly-owned subsidiary of Holding, to replace the Prior Option with the options to be granted hereunder in order to retain the Holder's services as President and Chief Executive Officer of Holding and Homeland and, in that regard, to ensure that the stock option portion of his remuneration package continues to have meaningful value.

          C. The Homeland Holding Corporation 1996 Stock Option Plan (the "Plan") provides that if any option outstanding under the Plan terminates for any reason prior to the end of the period during which options may be granted under the Plan, the shares of Common Stock covered by the unexercised portion of such option may again be subject to an option under the Plan.

          In consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, Holding and the Holder agree as follows:

          1. Termination and Cancellation of Prior Option. In consideration of the options granted to the Holder hereunder, the Prior Option is hereby terminated, canceled and rescinded in all respects and replaced with the options granted hereunder. This First Amended and Restated Stock Option Agreement shall supersede in its entirety the terms and conditions of the Prior Agreement.

          2. Grant of Stock Option. In replacement of the Prior Option, Holding hereby grants to the Holder the right and option ("Option") to purchase an aggregate of 30,000 shares of Common Stock on the terms and subject to the conditions set forth in this Agreement and in the Plan, which is incorporated by reference in this Agreement.

          3. Purchase Price. The purchase price of the shares of Common Stock subject to the Option shall be $3-5/8 per share.

          4. Option Vesting Schedule. The Option shall be exercisable as follows:

               Number of Shares       First Date of Exercise

                     6,000                June 1, 1999
                     6,000                June 1, 2000
                     6,000                June 1, 2001
                     6,000                June 1, 2002
                     6,000                June 1, 2003

          The First Date of Exercise shall mean, with respect to each group of shares of Common Stock covered by the Option, the date on which the Option becomes exercisable with respect to such shares of Common Stock. Such shares may be purchased either in whole or in part at any time and from time to time on or after the First Date of Exercise and prior to the Expiration Date, as defined below.

          The Board of Directors of Holding ("Board"), or, if there is a Stock Option Committee ("Committee"), the Committee may accelerate the vesting of the Option, subject to the limitations contained in the Plan.

          5. Term of Option. The Option shall expire and terminate on the earliest of (a) ten (10) years from the date the Option is granted; (b) termination of the Holder's status as a director for cause; and (c) forty-five
(45) days after the termination of the Holder's employment other than for cause ("Expiration Date").

          If the Holder dies or becomes disabled while in the service of Holding of any subsidiary thereof or within the period of time after termination of service during which the Holder is entitled to exercise the Option, the legal representative of the Holder shall have the right to exercise the Option during the period which the Holder is entitled to exercise the Option.

          The Holder shall have none of the rights of a shareholder with respect to the shares of Common Stock subject to the Option until the date of issuance of the shares to the Holder and only after such shares are fully paid.

          6. Nontransferability. The Option is not assignable or transferable by the Holder, other than by will or the laws of descent and distribution. During the life of Holder, the rights of the Holder under this Agreement may be exercised only by the Holder. Any attempted assignment or transfer, voluntarily or by operation of law, that is not permitted by this
Section 6 shall be null and void and without effect.

          7. Adjustments. The Board, or, if there is a Committee, the Committee may adjust the number and kind of shares covered by the Option and the price per share thereof as the Board or the Committee, as the case may be, determines, in its sole discretion and good faith, is equitably required to prevent dilution or enlargement of the rights of the Holder that would otherwise result from (a) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of Holding; (b) any merger, consolidation, separation, reorganization or partial or complete liquidation; or (c) any other corporate transaction or event having an effect similar to any of the foregoing events.

          8. Investment Intent. The Holder represents and agrees for the Holder and the Holder's legal representatives that any shares purchased under the Option will be acquired for investment only and not with a view to distribution.

          9. Exercise of Option. The Option may be exercised by delivering to the Secretary of Holding notice in writing (in form satisfactory to Holding) of the Holder's election to exercise the Option for a specified and permitted number of shares of Common Stock and by paying to Holding, in the form designated by the Board or, if there is a Committee, by the Committee, the purchase price for the shares of Common Stock for which the Option is being exercised.

          10. Governing Law; Interpretation. This Agreement shall be subject to, and governed by, the laws of the State of Oklahoma irrespective of the fact that one or more of the parties now is, or may become a resident of a different state. The Option is subject to the terms and conditions of the Plan, a copy of which may be examined during the business hours of Holding at its principal offices in Oklahoma City, Oklahoma. To the extent there is any conflict or inconsistency between the Plan and this Agreement, the Plan or this Agreement shall be determined by the Board or, if there is a Committee, the Committee and such determination shall be final and binding upon Holding and the Holder.

          11. Section Headings. Section Headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          12. No Effect on Options other than Prior Option. It is acknowledged that the Holder and Holding are also parties to a certain Stock Option Agreement dated February 17, 1998. Nothing herein shall be deemed to affect, alter or impair the provisions, terms or conditions of such February 17, 1998 Stock Option Agreement or the options granted thereunder, which continues in full force and effect.

          IN WITNESS WHEREOF, Holding has caused this Agreement to be duly executed by its officer thereunto duly authorized, and the Holder has hereunto set the Holder's hand, all on the day and year first above written.

                                   Homeland Holding
Corporation


                                   By:
____________________________              Wayne S. Peterson
                                          Senior Vice President and
                                          Chief Financial Officer


                                   Holder:


_______________________________
David B. Clark